Exhibit 99.1

STRATEX NETWORKS ANNOUNCES Q2 FISCAL 2006 FINANCIAL RESULTS

Total Revenue Up 30 Percent Year over Year; Margins Continue to Expand

SAN JOSE, Calif., November 2, 2005 – Stratex Networks, Inc. (Nasdaq: STXN), a leading provider of wireless transmission solutions, today reported financial results for the second quarter fiscal year 2006, ended September 30, 2005.

Revenues in the second quarter of fiscal 2006 were $56.6 million, compared with $54.9 million in the prior quarter and $43.6 million in the year ago period.

The net loss in the second quarter of fiscal 2006, as reported in accordance with U.S. generally accepted accounting principles (GAAP), was $2.3 million, or a loss per share of $0.02. This compares with a net loss of $4.2 million, or a loss per share of $0.04 in the prior quarter, and a loss of $6.8 million, or a loss per share of $0.08, in the year ago period.

On a non-GAAP basis, Stratex Networks had positive operating income of $208,000 in the second quarter and a net loss of $1.3 million, or a loss per share of $0.01. The non-GAAP operating income and net loss for the second fiscal quarter excludes total non-cash compensation of $925,000 related to the vesting of restricted stock. This stock-based charge was largely the result of the company achieving certain financial targets. Due to the expectation of the treatment of stock-based compensation in the next fiscal year, the company intends to continue to report both GAAP and non-GAAP results going forward. A full reconciliation of GAAP net loss to non-GAAP net loss is provided in the accompanying financial tables.

Total cash and short-term investments at the end of the September quarter was $46.5 million compared with $45.5 million in the prior quarter.

Stratex Networks received $58.8 million in new orders during the second quarter of fiscal 2006. This includes approximately $32 million of orders for the new Eclipse™ product line. The backlog for all product lines totaled $57.4 million as of September 30, 2005. The Company includes orders expected to ship within 12 months in its backlog.

“The continued, broad acceptance of the expanding Eclipse product line in both the mobile and data-centric markets enabled us to move closer to our goal of profitability,” said Chuck Kissner, chairman and chief executive officer of Stratex Networks, Inc. “During the quarter, we continued to enhance our competitive position with the release of new Eclipse products and features that help us maintain our competitive advantage and drive the revenue ramp for this innovative wireless networking platform. Eclipse revenue increased about 25 percent sequentially and almost 300 percent compared with the prior year period.”

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

Outlook and Guidance

The following forecasts are based on current expectations. These statements are forward-looking, and actual results may differ materially. Please see the Safe Harbor Statement in this release for a description of certain important risk factors that could cause actual results to differ, and refer to the company’s reports on file with the Securities and Exchange Commission (SEC) for a more complete description of the risks.

“Demand for products based on our Eclipse wireless platform remains strong and is expected to increase for the sixth consecutive quarter. Due to the order levels in Q2, the timing of new orders in the current quarter and customer installation schedules, we expect revenue for the third quarter of fiscal year 2006 to range between $53 million and $58 million and continuing gross margin expansion,” said Kissner. “We are also reiterating our expectations of profitability in the December quarter of this year. As we customarily provide a range for earnings per share due to normal business uncertainties, for Q3 fiscal 2006 that range is $(0.01) to $0.01.”

Conference Call

Stratex Networks management will hold a conference call to discuss the company’s financial results today, at 5:00 p.m. Eastern Time. Those wishing to join should dial 303-262-2137 (password: Stratex) at approximately 4:50 p.m. A replay of the call will be available starting one hour after the completion of the call until November 9, 2005. To access the replay, dial 303-590-3000 (pass code: 11040545 #. A live and an archived webcast of the conference call will also be available via the company’s Web site at www.stratexnet.com

Upcoming Conferences

Stratex Networks management will be presenting at:

•	The AeA Classic Financial Conference in San Diego November 8-9,

•	The CIBC “Best Ideas” Small- and Mid-Cap Conference in New York November 29, and

•	The Needham Growth Stock Conference also in New York January 10-13, 2006.

Those wishing to listen to management’s presentation can hear a live and/or an archived webcast of these available events at www.stratexnet.com.

About Stratex Networks

With headquarters in San Jose, California, Stratex Networks, Inc. is one of the world’s leading providers of high-speed wireless transmission solutions. Since it was founded in 1984, Stratex Networks has achieved international recognition for quality, innovation, and technical superiority in delivering data, voice, and video communication systems, including comprehensive service and support. Stratex Networks, with its broad product offering and worldwide sales and support organization, is strategically positioned to serve its customers’ needs in wireless high-capacity transmission technology. Additional information is available at www.stratexnet.com .

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

Use of Non-GAAP Financial Information

To supplement the company’s consolidated financial statements presented in accordance with GAAP, Stratex Networks, Inc. uses non-GAAP measures of certain components of financial performance, including operating income (loss), net income (loss) and per share data, which are adjusted from results based on GAAP to exclude certain expenses, gains and losses. These non-GAAP measures are provided to enhance investors’ overall understanding of the company’s current financial performance and the company’s prospects for the future. Specifically, the company believes the non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of its core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. These non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

Safe Harbor Statement

This press release contains statements that qualify as “forward-looking statements” under the Private Securities Litigation Reform Act of 1995, including statements relating to the Company’s expectations regarding the continued rollout, orders and future sales and revenues resulting from the Eclipse wireless transmission platform; expected continued acceptance of and conversion to the Eclipse wireless transmission platform; enhance competitive advantage; revenues and gross margins including gross margin improvements resulting from Eclipse; and the continued expectation of profitability in the third fiscal quarter. These forward-looking statements are based on current expectations and the Company assumes no obligation to update this information. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of significant risks and uncertainties including:

•	Timely rollout of the new, lower-cost version of Eclipse and the ability of the product to expand the Company’s sales opportunities;

•	Increased competition resulting in downward pressures on the price of the Company’s products and services;

•	Suppliers inability to perform and timely deliver as a result of their financial condition or natural disaster such as earthquakes or epidemic outbreaks such as SARS or aviary flu;

•	Unexpected delays in the schedule for shipments of Eclipse, failure to realize expected cost improvement throughout the Company’s supply chain; and

•	Order cancellations, or postponements in product deliveries resulting in delayed revenue recognition.

In addition, orders and backlog are not necessarily indicative of revenue in any future period. Because the Company’s business is heavily concentrated in foreign markets, there is a significant risk of adverse currency fluctuations and unforeseen governmental action including but not limited to the denial of export and/or import licenses. For a further discussion of these and other factors that impact the Company’s business in general, see the information provided under the heading “Factors That May Affect Future Financial Results” in the Company’s Annual Report on Form 10-K for the period ended March 31, 2005, on file with the Securities and Exchange Commission.

Contact:

Mary McGowan

Summit IR Group Inc.

(408) 404-5401

mary@summitirgroup.com

– Financial Tables Follow –

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	Sept. 30, 2005	March 31, 2005
Assets

Cash and short-term investments	$46,476	$48,691
Accounts receivable, net	32,917	35,084
Inventories	35,028	36,780
Other current assets	12,458	10,572

Total current assets	126,879	131,127
Property & equipment, net	26,192	28,228
Other assets	894	1,276

Total assets	$153,965	$160,631

Liabilities and Stockholders’ Equity

Accounts payable	$33,654	$34,472
Other current liabilities	37,886	33,951

Total current liabilities	71,540	68,423
Other long-term liabilities	27,333	32,185

Total liabilities	98,873	100,608

Stockholders’ equity	55,092	60,023

Total liabilities and stockholders’ equity	$153,965	$160,631

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three Months Ended Sept. 30,		Six Months Ended Sept. 30,
	2005	2004	2005	2004
Net sales	$56,554	$43,615	$111,426	$89,656
Cost of sales	41,386	35,187	83,657	74,302

Gross margin	15,168	8,428	27,769	15,354

Operating expenses:
Research and development	3,703	4,189	7,404	8,552
Selling, general and administrative	12,182	10,255	24,176	19,886
Amortization of intangible assets	—	395	—	790
Other charges (credits)	—	(276)	—	(276)

Total operating expenses	15,885	14,563	31,580	28,952

Operating loss	(717)	(6,135)	(3,811)	(13,598)
Other income (expense)	(1,048)	(441)	(1,843)	(810)

Loss before income taxes	(1,765)	(6,576)	(5,654)	(14,408)
Provision for income taxes	496	202	773	353

Net loss	$(2,261)	$(6,778)	$(6,427)	$(14,761)

Basic and diluted net loss per share	$(0.02)	$(0.08)	$(0.07)	$(0.17)
Basic and diluted weighted average shares outstanding	95,117	84,922	95,030	84,528

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Three Months Ended Sept. 30, 2005			Three Months Ended Sept. 30, 2004
	GAAP (As Reported)	Adjustments	Non-GAAP	GAAP (As Reported)	Adjustments	Non-GAAP
Net sales	$56,554	—	$56,554	$43,615	—	$43,615
Cost of sales	41,386	(163)	41,223	35,187	—	35,187

Gross margin	15,168	(163)	15,331	8,428	—	8,428

Operating expenses:
Research and development	3,703	(62)	3,641	4,189	—	4,189
Selling, general and administrative	12,182	(700)	11,482	10,255	—	10,255
Amortization of Intangible assets	—	—	—	395	—	395
Other charges (credits)	—	—	—	(276)	—	(276)

Total operating expenses	15,885	(762)	15,123	14,563	—	14,563

Operating income (loss)	(717)	(925)	208	(6,135)	—	(6,135)
Other income (expense)	(1,048)	—	(1,048)	(441)	—	(441)

Loss before income taxes	(1,765)	(925)	(840)	(6,576)		(6,576)
Provision for income taxes	496	—	496	202	—	202

Net loss	$(2,261)	$(925)	$(1,336)	$(6,778)	—	$(6,778)

Basic loss per share	$(0.02)	$0.01	$(0.01)	$(0.08)		$(0.08)
Basic weighted average shares outstanding	95,117	95,117	95,117	84,922		84,922

The above non-GAAP adjustment totaling $925,000 reflects the non-cash charge related to the Company’s restricted stock plan.

STRATEX NETWORKS, INC. REPORTS SECOND QUARTER

FISCAL YEAR 2006 FINANCIAL RESULTS

UNAUDITED NON-GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

	Six Months Ended Sept. 30, 2005			Six Months Ended Sept. 30, 2004
	GAAP (As Reported)	Adjustments	Non-GAAP	GAAP (As Reported)	Adjustments	Non-GAAP
Net sales	$111,426	—	$111,426	$89,656	—	$89,656
Cost of sales	83,657	(217)	83,440	74,302	—	74,302

Gross margin	27,769	(217)	27,986	15,354	—	15,354

Operating expenses:
Research and development	7,404	(83)	7,321	8,552	—	8,552
Selling, general and administrative	24,176	(853)	23,323	19,886	—	19,886
Amortization of Intangible assets	—	—	—	790	—	790
Other charges (credits)	—	—	—	(276)	—	(276)

Total operating expenses	31,580	(936)	30,644	28,952	—	28,952

Operating loss	(3,811)	(1,153)	(2,658)	(13,598)	—	(13,598)
Other income (expense)	(1,843)	—	(1,843)	(810)	—	(810)

Loss before income taxes	(5,654)	(1,153)	(4,501)	(14,408)	—	(14,408)
Provision for income taxes	773	—	773	353	—	353

Net loss	$(6,427)	$(1,153)	$(5,274)	$(14,761)	—	$(14,761)

Basic and diluted loss per share	$(0.07)	$0.01	$(0.06)	$(0.17)	—	$(0.17)
Basic and diluted weighted average shares outstanding	95,030	95,030	95,030	84,528		84,528

The above non-GAAP adjustment totaling $1.153 million reflects the non-cash charge related to the Company’s restricted stock plan.